Exhibit 10.2

CONSULTING SERVICES AGREEMENT

DATE                                November 1, 2002
PARTIES

(1)	IKONA GEAR INTERNATIONAL, INC., c/o Suite 880, 609 Granville St.,Vancouver, British Columbia, Canada V7Y 1G5 (“the Company"); and

(2)	LAITH I. NOSH and/or Nominees, of 5830 Granville Street., West Vancouver, British Columbia, Canada V6M 3C7 ("the Executive").

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1

In this Agreement the following words and expressions shall have the following meanings:

"the Board" means the board of directors of the Company as from time to time constituted or any duly appointed committee of the Board;

"Group Company" means any company which is a directly or indirectly held subsidiary undertaking of the Company.

1.2	The headings contained in this Agreement are for convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

2.	APPOINTMENT

2.1
The Company hereby appoints the Executive and the Executive agrees to provide services to the Company as President and Chief Executive Officer of global operations. The Executive will be invited to join the Board.

2.2
The Company may assign this Agreement to a wholly-owned subsidiary, once incorporated in other jurisdictions, on the condition that the Company shall guarantee payment of all entitlements due to the Executive pursuant to this Agreement.

3.	TERM AND NOTICE

3.1	The consulting services of the Executive shall commence at the earliest date he shall be available. The services of the executive shall continue thereafter unless and until terminated by:

	(A)	the Executive giving to the Company not less than six (6) months' notice.

4.	DUTIES

4.1	The Executive shall during the performance of his services:

	(A)	exercise such powers and perform such duties in relation to the business of the Company or of any Group Company as may from time to time be vested in or assigned to him by the Board;

(B)
well and faithfully serve the Company and any relevant Group Companies to the best of his ability and carry out his duties in a proper and efficient manner and use his best endeavours to promote and maintain their interests and reputation.

4.2	In performance of his duties the Executive shall:

	(A)	work such hours as are necessary for the proper performance of his duties;

	(B)	perform his duties at such location in Canada as the Board and the Executive shall agree, whether on a permanent or temporary basis;

	(C)	travel to such places (whether inside or outside Canada) in such manner and on such occasions as the Board may from time to time reasonably require; and

	(D)	if so required by the Board, perform his duties hereunder jointly with such other person or persons as the Board may from time to time reasonably require.

5.	FEES

5.1
The Company shall remunerate the Executive for his services under this Agreement with a basic gross fee (“Basic Gross Fee”) based on $90,000 per annum or $7,500 per month (inclusive of any director's fees payable to him by the Company or any Group Company) which shall accrue from day to day and shall be payable in arrears through equal monthly instalments on or about the 27th day of every month (or pro rata where the Executive is only employed during part of a month).

5.2	Such fees shall be reviewed by the Board on November 1st in each calendar year with the first such review to take place on November 1st 2003 and subject to upward review only.

5.3
The Company shall be entitled to deduct from any sums payable to the Executive (including salary) all sums whether statutory or corporate from time to time owed by the Executive to the Company or to any Group Company howsoever arising.

6.	EXPENSES

6.1
The Company shall reimburse the Executive all reasonable travelling, appropriate hotel, entertainment and other out of pocket expenses properly incurred by him in the performance of his duties under this Agreement subject to his compliance with the Company's then current guidelines, if any, relating to expenses and to the production, if required, of receipts, vouchers or other supporting documents.

6.2	In respect of air travel, full fare economy class tickets for business travel will be reimbursed, unless otherwise agreed by mutual consent.

6.3	The Company shall reimburse the costs of the Executive's professional institutional memberships.

7.

BONUS SCHEME

The Executive shall during the continuance of his consulting services, in addition to the Basic Gross Fee payable to him pursuant to clause 5.1 be entitled to be paid bonuses of such amounts as shall be calculated in accordance with the Company’s bonus scheme for the Executive at such time as the company adopts and the board of directors approves of a bonus or incentives based plan for the Company.

8.	CAR ALLOWANCE

8.1
The Company shall provide a car allowance of $1,150 per month (exclusive of Tax) for the Executive during this Agreement and shall be reviewed by the Board on November 1st in each calendar year with the first such review to take place on November 1st 2003 and subject to upward review only.

8.2	The Company shall pay all reasonable running costs including fuel, whether for business or private use, comprehensive insurance and maintenance.

9.	SHARE OPTIONS

9.1	At such time as the Company adopts and the board of directors approves of a Stock Option Plan for the Company, the Executive will be granted options in recognition of continuing and future services.

9.2	The Executive shall exercise his stock options in accordance with the terms and provisions of the Company’s stock option plan at such time as the Company adopts its Stock Option Plan.

10.	PENSIONS, HEALTH AND MEDICAL INSURANCE

10.1
The Company shall not be required to make any provision (other than in compliance with any statutory requirement in such respect to which the Company shall be subject) towards the Executive's pension arrangements in respect of his first year of service with the Company. The Board will implement suitable provisions by the Company (in addition to any provisions made in compliance with any statutory requirement in such respect to which the Company shall be subject) towards the Executive's pension arrangements in respect of his service with the Company from the first anniversary of the commencement of consulting services pursuant to this Agreement being an amount not less than 20% per annum of the Executive's Basic Gross Salary.

10.2	The Company will provide extended healthcare coverage to the Executive based on acceptable terms and conditions as approved by the board of directors on an annual basis.

10.3
At such time as the board approves a suitable pension scheme for the Company, the Company will provide pension plan coverage for the Executive in a form approved by the board and that meets the Government’s stakeholder requirements.

11.	ILLNESS

11.1	In the event of illness or other incapacity beyond his control as a result of which he is unable to perform his duties the Executive shall remain entitled to receive his salary in full for any continuous period of 3 months or an aggregate period of 50 days' absence in any consecutive twelve month period subject to:

(A)
compliance with the Company's procedures relating to sickness notification, statutory sick pay and self-certification to cover absence from work due to sickness or other incapacity and to the provision of medical certificates and/or (at the Company's discretion) undergoing a medical examination by a doctor appointed by the Company. The Executive shall co-operate in ensuring the prompt delivery of such report to the Company and authorise his own medical practitioner to supply all such information as may be required by that doctor and, if so requested by the Company, authorise his medical practitioner to disclose to the Company his opinion of the Executive's state of health;

11.2
The Executive shall be entitled to twenty (20) working days' holiday (in addition to the normal bank and other public holidays) in each calendar year commencing on 1 January in each year (which shall accrue on a monthly basis and of which not more than 15 working days may be taken consecutively). Holidays shall be taken at such times as the Board shall consider most convenient having regard to the requirements of the Company's business. The Executive's holiday entitlement shall be reviewed and adjusted by mutual agreement between the Executive and the Board.

11.3	If at the end of the calendar year the Executive has accrued holiday entitlement which he has not taken he shall be entitled to carry forward any days into the following calendar year.

11.4	The Executive may take days in lieu as holiday for any days worked in a weekend for the Company on a pro-rata day-for-day basis.

11.5	The Company reserves the right, at its absolute discretion, to require the Executive to take any outstanding holiday during any notice period or to make payment in lieu thereof.

12.	DATA PROTECTION

12.1
The Company will hold computer records and personnel files relating to the Executive. These will include the Executive's resume, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records. The Company requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive's right of access to this data is as prescribed by law.

12.2
The Executive hereby agrees that the Company may process personal data relating to him for personnel, administration and management purposes and may, when necessary for those purposes, make such data available to its advisers, to parties providing products and/or services to the Company (including, without limitation, IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Canada Customs and Revenue Agency), to any potential purchasers of or investors in the Company or its business (on a confidential basis) and as required by law.

14.	GRIEVANCE AND DISCIPLINARY PROCEDURES

14.1
If the Executive has any grievance about his consulting services or any disciplinary decision relating to him he should write to the Board. The grievance will be dealt with by discussion and a majority decision of those present at the relevant Board meeting at which the grievance is discussed.

15.	GENERAL

15.1
No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by either party of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

15.2	There are no collective agreements which affect the terms and conditions of the consulting services of the Executive hereunder.

If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the extent permitted by the law.

15.3	All financial amounts are slated in Canadian Dollars unless otherwise specified.

16.

EXTENT AND SUBSISTENCE OF AGREEMENT

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether written or oral between the Company and the Executive relating to the services of the Executive. The Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance upon any representation not expressly set out herein.

IN WITNESS whereof a duly authorized representative of the Company has executed this Agreement and the Executive has executed this Agreement as his Deed on the date of this Agreement.

SIGNED by	)
for and on behalf of	)
IKONA GEAR INTERNATIONAL, INC. in	)
the presence of:	)

Witness’ Signature:
Witness’ Name:
Address:
Occupation:
SIGNED by	)
For and on behalf of	)
the said LAITH I. NOSH	)
as his deed in the presence of:	)

Witness’ Signature:
Witness’ Name:
Address:
Occupation: